Exhibit 23.1

KPMG LLP Suite 900, Morgan Keegan Tower Fifty North Front Street Memphis, TN 38103	Telephone Fax Internet	901 523 3131 901 523 8877 www.us.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Thomas & Betts Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Thomas & Betts Corporation 2008 Stock Incentive Plan of Thomas & Betts Corporation of our reports dated February 22, 2008 with respect to the consolidated balance sheets of Thomas & Betts Corporation and subsidiaries (the Corporation) as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, cash flows and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, Annual Report on Form 10-K of Thomas & Betts Corporation.

As discussed in Note 5 to the consolidated financial statements, effective January 1, 2007, the Corporation adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.

As discussed in Notes 2 and 9 to the consolidated financial statements, effective January 1, 2006, the Corporation adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.  As discussed in Notes 2 and 10 to the consolidated financial statements, the Corporation adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/ KPMG LLP

Memphis, Tennessee
May 7, 2008

KPMG LLP, a U.S. limited liability partnership, is the US
member firm of KPMG International, a Swiss cooperative